                                                                    Exhibit 4.10


                      AMENDED AND RESTATED ESCROW AGREEMENT

           AMENDED AND RESTATED ESCROW AGREEMENT, dated as of the 18th day of August, 1997, and effective as of the Effective Date, as defined herein, amending and restating the Escrow Agreement dated as of November 27, 1997, by and among American Stock Transfer & Trust Company, a New York corporation (hereinafter referred to as the "Escrow Agent"), PIRANHA INTERACTIVE PUBLISHING, INC., a Nevada corporation (the "Company"), and the stockholders of the Company who have executed this agreement (hereinafter collectively called the "Stockholders"), is entered into by and among the Escrow Agent, the Company and the Stockholders.

            WHEREAS, the Company contemplates a public offering ("Public Offering") of Units ("Units"), each Unit consisting of one share of its Common Stock, par value $.001 per share (the "Common Stock") and one redeemable Class A Warrant (the "Class A Warrant") through D.H. Blair Investment Banking Corp., as underwriter (the "Underwriter") pursuant to a Registration Statement on Form SB-2 filed with the Securities and Exchange Commission (the "Registration Statement"); and

            WHEREAS, the Stockholders have agreed to deposit in escrow an aggregate of 1,225,000 shares of Common Stock, upon the terms and conditions set forth herein.

            In consideration of the mutual covenants and promises herein contained, the parties hereto agree as follows:


            1. The Stockholders and the Company hereby appoint American Stock Transfer & Trust Company as Escrow Agent and agree that the Stockholders will, prior to the Effective Date (as hereinafter defined) relating to the Public Offering, deliver to the Escrow Agent to hold in accordance with the provisions hereof, certificates representing an aggregate of 1,225,000 shares of Common Stock owned of record by the Stockholders in the respective amounts set forth on Exhibit A hereto (the "Escrow Shares"), together with stock powers executed in blank. The Escrow Agent, by its execution and delivery of this Agreement hereby acknowledges receipt of the Escrow Shares and accepts its appointment as Escrow Agent to hold the Escrow Shares in escrow, upon the terms, provisions and conditions hereof.

            2. This Agreement shall become effective upon the date on which the Securities and Exchange Commission declares effective the Registration Statement ("Effective Date") and shall continue in effect until the earlier of (i) the date specified in paragraph 4(e) hereof or (ii) the distribution by the Escrow Agent of all of the Escrow Shares in accordance with the terms hereof (the "Termination Date"). The period of time from the Effective Date until the Termination Date is referred to herein as the "Escrow Period."

            3. During the Escrow Period, the Escrow Agent shall receive all of the money, securities, rights or property distributed in respect of the Escrow Shares then held in escrow, including any such property distributed as dividends or pursuant to any stock split, merger, recapitalization, dissolution, or total or partial liquidation of the Company, such property to be held and distributed as herein provided and hereinafter referred to collectively as the "Escrow Property."

            4. (a) The Escrow Shares are subject to release to the Stockholders only in the event the conditions set forth herein are met. The Escrow Agent, upon notice to such effect from the Company as provided in paragraph 5 hereof, shall deliver the Escrow Shares, together with stock powers executed in blank, and the Escrow Property deposited in escrow with respect to such Escrow Shares, to the respective Stockholders, if, and only if, one of the following conditions is met:

      (i) 300,000 shares held in escrow shall be released therefrom if:

            (A) the Company's net income before provision for income taxes and exclusive of any extraordinary earnings (the "Minimum Pretax Income") equals or exceeds $2,000,000 during the fiscal year ending on December 31, 1998 or December 31, 1999; or

            (B) the Minimum Pretax Income equals or exceeds $3,000,000 during the fiscal year ending on December 31, 2000; or

            (C) the Minimum Pretax Income equals or exceeds $4,000,000 during the fiscal year ending December 31, 2001; or


            (D) commencing at the Effective Date and ending 18 months after the Effective Date, the Closing Price (as defined herein) of the Company's Common Stock shall average in excess of $11.50 per share (subject to adjustment in the event of any stock splits, reverse stock splits or other similar events) for 30 consecutive business days; or



            (E) commencing 18 months after the Effective Date and ending 36 months after the Effective Date, the Closing Price of the Company's Common Stock shall average in excess of $15.00 per share (subject to adjustment in the event of any stock splits, reverse stock splits or other similar events) for 30 consecutive business days; or


            (F) the Company is acquired by or merged with or into another entity during either of the periods referred to above in this
                  Section 4(a)(i) and as a result thereof the holders of shares of Common Stock not then subject to escrow (after giving consideration to the release from escrow of such 300,000 shares and subject to adjustment in the event of any stock splits, reverse stock splits or other similar events) receive per share consideration equal or greater than (i) $11.50 per share during the 18-month period commencing on the Effective Date; or (ii) $15.00 per share during the 18- month period commencing 18 months from the Effective Date.

      (ii) An additional 525,000 shares held in escrow shall be released therefrom if:

            (A) the Minimum Pretax Income equals or exceeds $3,300,000 prior to or during the fiscal year ending on December 31, 1998 or 1999; or

            (B) the Minimum Pretax Income equals or exceeds $4,400,000 during the fiscal year ending on December 31, 2000; or

            (C) the Minimum Pretax Income equals or exceeds $5,500,000 during the fiscal year ending on December 31, 2001; or


            (D) commencing at the Effective Date and ending 18 months after the Effective Date, the Closing Price of the Company's Common Stock shall average in excess of $12.50 per share (subject to adjustment in the event of any stock splits, reverse stock splits or other similar events) for 20 consecutive business days; or



            (E) commencing 18 months from the Effective Date and ending 36 months after the Effective Date, the Closing Price of the Company's Common Stock shall average in excess of $16.50 per share (subject to adjustment in the event of any stock splits, reverse stock splits or other similar events) for 20 consecutive business days; or


            (F) the Company is acquired by or merged with or into another entity during either of the periods referred to above in this Section 4(a)(ii) and as a result thereof the holders of shares of Common Stock not then subject to escrow (after giving consideration to the release from escrow of such 525,000 shares (plus the 300,000 shares set forth in Section 4(a)(i), if not previously released) and subject to adjustment in the event of any stock splits, reverse stock splits or other similar events) receive per share consideration equal or greater than (i) $12.50 per share during the 18- month period commencing on the Effective Date; or (ii) $16.50 per share during the 18-month period commencing 18 months from the Effective Date.


      (iii) The remaining 400,000 shares held in escrow shall be released therefrom if:


            (A) the Minimum Pretax Income equals at least $3,800,000 during the fiscal year ending on December 31, 1998 or 1999; or


            (B) the Minimum Pretax Income equals at least $5,100,000 during the fiscal year ending on December 31, 2000; or

            (C) the Minimum Pretax Income equals at least $6,400,000 during the fiscal year ending December 31, 2001; or


            (D) commencing at the Effective Date and ending 18 months after the Effective Date, the Closing Price of the Company's Common Stock shall average in excess of $12.50 per share (subject to adjustment in the event of any stock splits, reverse stock splits or other similar events) for 20 consecutive business days; or

            (E) commencing 18 months from the Effective Date and ending 36 months after the Effective Date, the Closing Price shall average in excess of $16.50 per share (subject to adjustment in the event of any stock splits, reverse stock splits or other similar events) for 20 consecutive business days; or


            (F) the Company is acquired by or merged with or into another entity during either of the periods referred to above in this
                  Section 4(a)(iii) and as a result thereof the holders of shares of Common Stock not then subject to escrow (after giving consideration to the release from escrow of such 400,000 shares, (and the 825,000 shares set forth above in Sections 4(a) and 4(a)(ii), if not previously released) and subject to adjustment in the event of any stock splits, reverse stock splits or other similar events) receive per share consideration equal to or greater than (i) $12.50 per share during the 18-month period commencing on the Effective Date; or (ii) $16.50 per share during the 18-month period commencing 18 months from the Effective Date.


            The Minimum Pretax Income amounts set forth in (i), (ii) and (iii) above, assume the release of all of the Escrow Shares and the conversion into Common Stock of any outstanding securities which are convertible into Common Stock solely upon surrender of such convertible securities without the payment of any additional consideration, but shall be increased proportionally to reflect the issuance of any other additional shares, including any shares that may be issued upon the exercise of the Class A Warrants, or any other options or warrants presently outstanding or hereafter granted by the Company. The Minimum Pretax Income shall be calculated exclusive of any extraordinary earnings or charges, including, but not limited to, any charge to income resulting from the release of the Escrow Shares. On March 31, 2002, all shares still held in escrow will be forfeited, which shares will then be placed in the Company's treasury for cancellation thereof as a contribution to capital.

      (iv)


            (A)In the event the Company is acquired by or merged with or into another entity, during the periods referred to in Section 4(a)(i)(F), 4(a)(ii)(F) and 4(a)(iii)(F) above and the proceeds that would be available to the shares of Common Stock before the release exceed the per share price set forth in
                  Section 4(a)(i)(F), 4(a)(ii)(F) or 4(a)(iii)(F), but are insufficient to permit the holders to receive such per share price if all of the shares then eligible for release from escrow were released, then there shall be released from escrow such number of the Escrow shares, if any, as shall be equal to
                  (x) [(i) the proceeds available for distribution minus (ii) (the number of shares of Common Stock outstanding (exclusive of the Escrow Shares) multiplied by the applicable per share price) divided by (y))] the applicable per share price. For purposes of this Section 4 (iv)(A), the applicable per share price shall be the price listed in Section 4 (a)(i)(F) until all of the shares held in escrow pursuant to the terms of
                  Section 4(a)(i) have been released from escrow and then the applicable per share price shall be the price set forth in
                  Section 4(a)(ii)(F).


            (B) In the event the Company is acquired by or merged with or into another entity, if the proceeds are sufficient to pay the then non-escrowed Common Stock and the then Escrowed Common Stock eligible for release under
            Section 4(a)(i)(F), 4(a)(ii)(F) and/or 4(a)(iii)(F), the full amount set forth in Sections 4(a)(i)(F), 4(a)(ii)(F) and/or 4(a)(iii)(F) above, then all of the shares eligible for release from escrow under
            Section 4(a)(i)(F), 4(a)(ii)(F) and/or 4(a)(iii)(F) shall be released from escrow. For the purposes of this Section 4(iv)(B), the proceeds shall first be applied at the price listed in Section 4(a)(i)(F) to the shares of the Common Stock held in escrow pursuant to the terms of Section 4(a)(i) and shall then be applied at the price listed in Section 4(a)(ii)(F) to the shares of Common Stock held in escrow pursuant to the terms of Section 4(a)(ii) and 4(a)(iii).

            (C) In the event the Company is acquired by or merged with another entity, all of the Escrow Shares not released under this Section 4(a)(iv) and the related Escrowed Property shall be forfeited and shall be delivered by the Escrow Agent to the Company.

      (b) As used in this Section 4, the term "Closing Price" shall be subject to adjustments in the event of any stock dividend, stock distribution, stock split or other similar event after the Effective Date and shall mean:

            (i) If the principal market for the Common Stock is a national securities exchange or the Nasdaq National Market, the closing sales price of the Common Stock as reported by such exchange or market, or on a consolidated tape reflecting transactions on such exchange or market; or

            (ii) if the principal market for the Common Stock is not a national securities exchange or the Nasdaq National Market and the Common Stock is quoted on the Nasdaq SmallCap Market, the closing bid price of the Common Stock as quoted on the Nasdaq SmallCap Market; or

            (iii) if the principal market for the Common Stock is not a national securities exchange or the Nasdaq National Market and the Common Stock is not quoted on the Nasdaq SmallCap Market, the closing bid for the Common Stock as reported by the National Quotation Bureau, Inc. ("NQB") or at least two market makers in the Common Stock if quotations are not available from NQB but are available from market makers.

      (c) The determination of Minimum Pretax Income shall be determined by the Company's independent public accountants in accordance with U.S. generally accepted accounting principles provided that such determination is calculated exclusive of any extraordinary earnings or charges (including any charges incurred by the Company in connection with the release from escrow of the Escrow Shares and any Escrow Property in respect thereof pursuant to the provisions of this paragraph 4).

      (d) In the event of any issuance (such issuance being herein called a "Change of Shares") of additional shares of Common Stock (or securities convertible into or exchangeable for Common Stock without the payment of additional consideration, referred to as "Convertible Securities") after the Effective Date then each of the Minimum Pretax Income amounts set forth in subparagraph (a) above shall be increased to an amount (the "Adjusted Minimum Pretax Income") calculated in accordance with the formula set forth in subparagraphs (i) and (ii) below:


            (i) For purposes of the foregoing paragraph, a Change of Shares shall exclude shares of Common Stock sold in the Public Offering or Common Stock or Convertible Securities issued in connection with a stock split or stock dividend or distribution but shall include any shares of Common Stock or Convertible Securities that are issued upon the exercise of the Class A Warrants or any other options or warrants outstanding as of the Effective Date or granted after the Effective Date by the Company (excluding a number of shares issued upon the exercise of options granted under the Company's 1996 Stock Option Plan which issued, in the aggregate, do not exceed 10% of the then outstanding shares of Common Stock, including Escrow Shares), and


            (ii) the Adjusted Minimum Pretax Income shall be calculated by multiplying the applicable Minimum Pretax Income amount prior to the Change of Shares by a fraction, the numerator of which shall be the weighted average number of shares of Common Stock outstanding during the fiscal year for which the determination is being made (including the Escrow Shares and any shares of Common Stock issuable upon conversion of any Convertible Securities, but excluding treasury stock), and the denominator of which shall be the sum of (x) the number of shares of Common Stock outstanding on the Effective Date (including the Escrow Shares and any shares of Common Stock issuable upon conversion of Convertible Securities outstanding immediately prior to the Effective Date), plus (y) the number of shares of Common Stock sold by the Company pursuant to the Prospectus included in the Registration Statement, after adjustment for any stock dividends, stock splits or similar events. The Minimum Pretax Income shall be adjusted (but not decreased) successively whenever such a Change of Shares occurs.



      (e) If the Escrow Agent has not received the notice provided for in Paragraph 5 hereof on or prior to 5:00 pm eastern standard time on March 31, 2002, the Escrow Agent shall deliver the certificates representing all or the remaining Escrow Shares, together with stock powers executed in blank, and any related Escrow Property to the Company to be placed in the Company's treasury for cancellation thereof as a contribution to capital. After such date, the Stockholders shall have no further rights as a stockholder of the Company with respect to any of the cancelled Escrow Shares.



           5. Upon the occurrence or satisfaction of any of the events or conditions specified in Paragraph 4 hereof, the Company shall promptly give appropriate notice to the Escrow Agent, the Underwriter (and if the transfer agent of the Company's Common Stock is different from the Escrow Agent, such transfer agent) and present such documentation as is reasonably required by the Escrow Agent to evidence the satisfaction of such conditions.

           6. It is understood and agreed by the parties to this Agreement as follows:

                  (a) The Escrow Agent is not and shall not be deemed to be a trustee for any party for any purpose and is merely acting as a depository and in a ministerial capacity hereunder with the limited duties herein prescribed.

                  (b) The Escrow Agent does not have and shall not be deemed to have any responsibility in respect of any instruction, certificate or notice delivered to it or of the Escrow Shares or any related Escrow Property other than faithfully to carry out the obligations undertaken in this Agreement and to follow the directions in such instruction or notice provided in accordance with the terms hereof.

                  (c) The Escrow Agent is not and shall not be deemed to be liable for any action taken or omitted by it in good faith and may rely upon, and act in accordance with, the advice of its counsel without liability on its part for any action taken or omitted in accordance with such advice. In any event, its liability hereunder shall be limited to liability for gross negligence, willful misconduct or bad faith on its part.

                  (d) The Escrow Agent may conclusively rely upon and act in accordance with any certificate, instruction, notice, letter, telegram, cablegram or other written instrument believed by it to be genuine and to have been signed by the proper party or parties.

                  (e) The Company agrees (i) to pay the Escrow Agent's reasonable fees and to reimburse it for its reasonable expenses including attorney's fees incurred in connection with duties hereunder and (ii) to save harmless, indemnify and defend the Escrow Agent for, from and against any loss, damage, liability, judgment, cost and expense whatsoever, including counsel fees, suffered or incurred by it by reason of, or on account of, any misrepresentation made to it or its status or activities as Escrow Agent under this Agreement except for any loss, damage, liability, judgment, cost or expense resulting from gross negligence, willful misconduct or bad faith on the part of the Escrow Agent. The obligation of the Escrow Agent to deliver the Escrow Shares to either the Stockholders or the Company shall be subject to the prior satisfaction upon demand from the Escrow Agent, of the Company's obligations to so save harmless, indemnify and defend the Escrow Agent and to reimburse the Escrow Agent or otherwise pay its fees and expenses hereunder.



                  (f) The Escrow Agent shall not be required to defend any legal proceeding which may be instituted against it in respect of the subject matter of this Agreement unless requested to do so by the Stockholders or the Company and indemnified to the Escrow Agent's satisfaction against the cost and expense of such defense by the party requesting such defense. If any such legal proceeding is instituted against it, the Escrow Agent agrees promptly to given notice of such proceeding to the Stockholders and the Company. The Escrow Agent shall not be required to institute legal proceedings of any kind.



                  (g) The Escrow Agent shall not, by act, delay, omission or otherwise, be deemed to have waived any right or remedy it may have either under this Agreement or generally, unless such waiver be in writing, and no waiver shall be valid unless it is in writing, signed by the Escrow Agent, and only to the extent expressly therein set forth. A waiver by the Escrow Agent under the term of this Agreement shall not be construed as a bar to, or waiver of, the same or any other such right or remedy which it would otherwise have on any other occasion.


                  (h) The Escrow Agent may resign as such hereunder by giving 30 days written notice thereof to the Stockholders and the Company. Within 20 days after receipt of such notice, the Stockholders and the Company shall furnish to the Escrow Agent written instructions for the release of the Escrow Shares and any related Escrow Property (if such shares and property, if any, have not yet been released pursuant to Paragraph 4 hereof) to a substitute Escrow Agent which (whether designated by written instructions from the Stockholders and the Company jointly or in the absence thereof by instructions from a court of competent jurisdiction to the Escrow Agent) shall be a bank or trust company organized and doing business under the laws of the United States or any state thereof. Such substitute Escrow Agent shall thereafter hold any Escrow Shares and any related Escrow Property received by it pursuant to the terms of this Agreement and otherwise act hereunder as if it were the Escrow Agent originally named herein.

The Escrow Agent's duties and responsibilities hereunder shall terminate upon the release of all shares then held in escrow according to such written instruction or upon such delivery as herein provided. This Agreement shall not otherwise be assignable by the Escrow Agent without the prior written consent of the Company.

            7. The Stockholders shall have the sole power to vote the Escrow Shares and any securities deposited in escrow under this Agreement while they are being held pursuant to this Agreement.

            8. (a) Each of the Stockholders agrees that during the term of this Agreement he will not sell, transfer, hypothecate, negotiate, pledge, assign, encumber or otherwise dispose of any or all of the Escrow Shares set forth opposite his name on Exhibit A hereto, unless and until the Company shall have given the notice as provided in Paragraph 5. This restriction shall not be applicable to transfers upon death, by operation of law, to family members of the Stockholders or to any trust for the benefit of the Stockholders, provided that such transferees agree to be bound by the provisions of this Agreement.

                  (b) The Stockholders will take any action necessary or appropriate, including the execution of any further documents or agreements, in order to effectuate the transfer of the Escrow Shares to the Company if required pursuant to the provisions of this Agreement.

            9. Each of the certificates representing the Escrow Shares will bear legends to the following effect, as well as any other legends required by applicable law:

            (a) "The sale, transfer, hypothecation, negotiation, pledge, assignment, encumbrance or other disposition of the shares evidenced by this certificate are restricted by and are subject to all of the terms, conditions and provisions of a certain Amended and Restated Escrow Agreement entered into among American Stock Transfer & Trust Company, Piranha Interactive Publishing, Inc. and its Stockholders, dated as of August 18, 1997, a copy of which may be obtained from Piranha Interactive Publishing, Inc. No transfer, sale or other disposition of these shares may be made unless specific conditions of such agreement are satisfied.

            (b) "The shares evidenced by this certificate have not been registered under the Securities Act of 1933, as amended. No transfer, sale or other disposition of these shares may be made unless a registration statement with respect to these shares has become effective under said act, or the Company is furnished with an opinion of counsel satisfactory in form and substance to it that such registration is not required."

            Upon execution of this Agreement, the Company shall direct the transfer agent for the Company to place stop transfer orders with respect to the Escrow Shares and to maintain such orders in effect until the transfer agent and the Underwriter shall have received written notice from the Company as provided in Paragraph 5.

            10. Each notice, instruction or other certificate required or permitted by the terms hereof shall be in writing and shall be communicated by personal delivery, fax or registered or certified mail, return receipt requested, to the parties hereto at the addresses set forth below, or at such other address as any of them may designate by notice to each of the others:

            (i)   If to the Company, to:

                  Piranha Interactive Publishing, Inc.
                  1839 West Drake, Suite B
                  Tempe, Arizona 85253
                  Attn:  Timothy M. Brannan,
                         Chairman of the Board and President

            (ii) If to the Stockholders to their respective addresses as set forth on Exhibit A hereto.

            (iii) If to the Escrow Agent, to:
                  American Stock Transfer & Trust Company
                  40 Wall Street
                  New York, New York 10005

            (iv)  If to the Underwriter, to:
                  D.H. Blair Investment Banking Corp.
                  44 Wall Street
                  New York, New York 10005
                  Att:  Martin A.  Bell, Esq.
                  Fax:  212-514-7837

All notices, instructions or certificates given hereunder to the Escrow Agent shall be effective upon receipt by the Escrow Agent. All notices given hereunder by the Escrow Agent shall be effective and deemed received upon personal delivery or transmission by fax or, if mailed, five (5) calendar days after mailing by the Escrow Agent.

            A copy of all communications sent to the Company, the Stockholders or the Escrow Agent shall be sent by ordinary mail to Squire, Sanders & Dempsey, L.L.P. 40 North Central Avenue, Suite 2600, Phoenix, Arizona 85004, Attention:
James L. Adler, Esq. A copy of all communications sent to the Underwriter shall be sent by ordinary mail to Bachner, Tally, Polevoy & Misher LLP, 380 Madison Avenue, New York, NY 10017, Attention: Alison S. Newman, Esq.

            11. Except as set forth in paragraph 12 hereof, this Agreement may not be modified, altered or amended in any material respect or cancelled or terminated except with the prior consent of the holders of all of the outstanding shares of Common Stock of the Company.

            12. In the event that the Public Offering is not consummated within twenty-five (25) days of the Effective Date of the Registration Statement, this Agreement shall terminate and be of no further force and effect and the Escrow Agent, upon written notice from both the Company and the Underwriter in accordance with paragraph 10 hereof of such termination, will return the Escrow Shares and any Escrow Property in respect thereof to the Stockholders.

            13. This Agreement shall be governed by and construed in accordance with the laws of New York and shall be binding upon and inure to the benefit of all parties hereto and their respective successors in interest and assigns.

            14. This Agreement may be executed in several counterparts, which taken together shall constitute a single instrument.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers on the day and year first above written.

PIRANHA INTERACTIVE PUBLISHING, INC.

By:   ______________________

AMERICAN STOCK TRANSFER
 & TRUST COMPANY

By:   ______________________

STOCKHOLDERS:

___________________
Timothy M. Brannan

___________________
Keith P. Higginson

___________________
J.Wade Stallings, II

___________________
Douglas M. Brannan

___________________
 Wyndi D. Ballard

___________________
George W. Gregg

___________________
Milton Cohen
   By: Jeffrey C. Robbins as
   Attorney-in-Fact

___________________
Karen Timmons

DANIEL ARGYLE MEMORIAL TRUST,
DATED NOV. 26, 1996

By:___________________
     Keith P. Higginson as
     Trustee

                               STOCKHOLDERS' LIST


  Name and Address               Stock
 of Stockholder (1)          Certificate No.          Number of Escrow Shares
--------------------         ---------------          -----------------------
Timothy M. Brannan                                            337,347

Keith P. Higginson, Individually                              117,461

Keith P. Higginson, as Trustee
    of Daniel Argyle Memorial Trust,
    dtd. Nov. 26, 1996                                        117,461

J. Wade Stallings, II                                         234,921

Douglas M. Brannan                                            132,495

Wyndi D. Ballard                                              132,495

George W. Gregg                                                66,247

Karen Timmons                                                  26,546

Milton Cohen                                                   60,027

Karen Timmons                                                  26,546

Milton Cohen                                                   60,027




                                -19-